EXHIBIT 99

NEWS RELEASE

CONTACT:                          Thor Erickson – Investor Relations
(770) 989-3110

Laura Brightwell – Media Relations
(770) 989-3023

FOR IMMEDIATE RELEASE
COCA-COLA ENTERPRISES INC.
STRENGTHENS 2007 OUTLOOK, PROVIDES 2008 GUIDANCE

•	Full-year 2007 comparable earnings per diluted share now expected in a range of $1.36 to $1.39.

•	2008 performance expected to generate comparable earnings per diluted share growth in a high single-digit range over 2007 comparable results.

•	Free cash flow expected to remain strong and enhance the company’s ability to return cash to shareowners.

ATLANTA, December 12, 2007 – Coca-Cola Enterprises (NYSE: CCE) today raised its 2007 financial guidance, with comparable earnings per diluted share now expected to reach a range of $1.36 to $1.39.  In addition, CCE outlined expectations for 2008 that include solid volume growth in North America and Europe and earnings per diluted share performance in line with the long-term objective of high single-digit growth.

“In 2007, we have made significant progress in our effort to create an organization that will consistently deliver improving performance even as we face the demands of an evolving marketplace,” said John F. Brock, president and chief executive officer.  “In a year characterized by significant cost increases, we have maintained a sharp focus on our key operating objectives and achieved important success in strengthening our brand portfolio, improving our effectiveness and efficiency, and creating a winning and inclusive culture.

“For example, the addition of glacéau brands adds tremendous depth to our North American portfolio and our Customer Centered Excellence initiative is driving both improved effectiveness and improved customer service,” Mr. Brock said.  “In Europe, we continue to enhance the efficiency of our operations while working with The Coca-Cola Company to broaden our brand portfolio.

“As we look beyond 2007 and ahead to 2008, we already are seeing tangible benefits from our efforts as we transition into a company that consistently delivers against our long-term performance objectives,” Mr. Brock said.

2007 Outlook

For full-year 2007, the company raised its guidance and now expects comparable earnings per diluted share to reach a range of $1.36 to $1.39, including foreign currency impact and excluding items affecting comparability. This revised guidance reflects accelerated benefits from our restructuring and operating expense initiatives, portfolio expansion, balanced growth in Europe, and a favorable tax outlook.  Cash flow from operations, less capital spending (free cash flow) is expected to be approximately $700million, with capital spending of approximately $1 billion.

North America will generate full-year 2007 results that include a low single-digit volume decline, mid single-digit pricing per case growth, and high single-digit cost of goods per case growth.  In Europe, full-year 2007 volume, pricing per case, and cost of goods per case each will increase in a low single-digit range.

Reported 2007 results will include approximately $125 million of expense related to our multi-year $300 million restructuring initiative in North America and Europe.  The remaining costs of the restructuring will be recognized in 2008 and 2009.

2008 Outlook

          Consolidated financial results for 2008 will reflect the positive revenue impact of the increased volume and changing mix in North America related to the full-year distribution of glacéau, FUZE, and Campbell’s.  This mix impact and the higher selling price per case of these new brands will drive a high single-digit increase in revenue while additional investment against sparkling brands and operations will partially offset the benefits of this revenue increase. Operating income will increase at the high end of the long-term target range of 5 percent to 6 percent, and earnings per diluted share will be in line with the long-term objective of high single-digit growth.

The company also expects return on invested capital to improve in line with long-term goals, strong free cash flow of more than $700 million, and capital expenditures of approximately $1 billion.  The effective tax rate for 2008 is expected to be 29 percent to 30 percent.  Guidance excludes items affecting comparability and is foreign currency-neutral.

In North America, the marketplace benefits of the glacéau, FUZE, and Campbell’s brands, coupled with the impact of sparkling initiatives such as the “Red, Black, Silver” focus on core Coca-Cola trademark brands, will contribute to volume growth in a low to mid single-digit range.  Driven by changing mix, pricing per case will increase in a mid single-digit range, while cost of goods per case will increase at a low double-digit rate. Excluding this mix impact, pricing per case would be in a low single-digit range and cost of goods per case would increase in a mid single-digit range.  Core raw material costs will increase less than 2007 rates but remain above historical averages.

In Europe, strong marketing and brand plans will drive 2008 volume growth in a low to mid single-digit range.  Pricing per case will increase at a low single-digit rate reflecting a low single-digit increase in cost of goods per case and a moderate commodity cost environment.

“Overall, our operating results have improved, we continue to achieve strong free cash flow, and our continued debt reduction efforts have been successful,” Mr. Brock said.  “This performance, coupled with our outlook for increased growth in 2008, provides us the flexibility to return additional cash to our shareowners.  We are evaluating options and will confirm our plans during the first half of next year.”

Mr. Brock and Bill Douglas, senior vice president and chief financial officer, will host a conference call with investors and analysts to discuss the company’s 2007 and 2008 outlook live over the Internet today at 10 a.m. ET.  The call can be accessed through our Web site at www.cokecce.com.

Coca-Cola Enterprises is the world's largest marketer, distributor and producer of bottle and can liquid nonalcoholic refreshment.  CCE sells approximately 80 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

Forward-Looking Statements

Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on the currently available competitive, financial, and economic data along with our operating plans and are subject to future events and uncertainties. The forward-looking statements in this news release should be read in conjunction with the risks and uncertainties statements found under Item 1 of Part I in our 2006 Annual Report, and under Item 1A of Part II in our third-quarter 2007 Form 10-Q.
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COCA-COLA ENTERPRISES INC.
RECONCILIATION OF NON-GAAP MEASURES

Reconciliation of Free Cash Flow (a)	Full-Year 2007 Forecast
Net Cash From Operating Activities	$1,600	(Approx.)
Less: Capital Asset Investments	(965)	(Approx.)
Add: Capital Asset Disposals	65	(Approx.)
Free Cash Flow	$700	(Approx.)

	Full-Year 2007
Items Impacting Diluted Earnings Per Share	Forecast
Restructuring Charges (estimate)	$0.16 to 0.17
Legal Settlement Accrual Reversal	(0.01)
Gain on Asset Sale	(0.03)
Debt Extinquishment Cost (estimate)	0.02
Net Favorable Tax Items (estimate)	(0.15) to (0.16)
Total Items Impacting Diluted Earnings Per Share	$(0.01)

(a)	The non-GAAP measure "Free Cash Flow" is provided to focus management and investors on the cash available for debt reduction, dividend distributions, share repurchase, and acquisition opportunities.